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As filed with the Securities and Exchange Commission on November  6 , 2006 Registration No. 333-132472

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMENDMENT NO. 5

SUN WORLD PARTNERS, INC.

(Name of small business issuer in its charter)

NEVADA (State or jurisdiction of incorporation or organization)	5700 (Primary Standard Industrial Classification Code Number)	20-4395271 (I.R.S. Employer Identification No.)

1601 - 14 St. S.W., Calgary, AB, Canada, T3C 1E3   Phone (403) 228-2483

(Address and telephone number of principal executive offices)

1601 - 14 St. S.W., Calgary, AB, Canada, T3C 1E3   Phone (403) 228-2483

(Address of principal place of business or intended principal place of business)

Paracorp Incorporated

318 North Carson St., Suite #208, Carson City, NV 89701 Telephone: 888-972-7273

(Name, address and telephone numbers of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered[1]	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock	3,250,000	$0.10	$325,000.00	$38.25

(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion

Prospectus

Sun World Partners, Inc.

3,250,000 shares of

Common Stock

This is a public offering of 3,250,000 shares of common stock, $0.001 par value, of Sun World Partners, Inc., a Nevada Corporation, at a price of $0.10 per share.

This offering involves a high degree of risk; see "RISK FACTORS" beginning on page 5 to read about factors you should consider before buying shares of the common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state or provincial securities commission, nor has the SEC or any state or provincial securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

We have elected to make this public offering of securities to raise the funds that are necessary to commence the expansion of our present operations.  Our decision to finance our expanded operations through this public offering is based on a presumption that we will be more successful by offering securities under an effective registration statement than through a private offering of equity or through debt financing. Following the effective date of the registration statement on Form SB-2 in which this prospectus is included becoming effective, we intend to have an application filed on our behalf by a market maker for approval of our common stock for quotation on the Over-the Counter / Bulletin Board quotation system.

Our common stock is presently not listed on any national securities exchange or the Nasdaq Stock Market.

The offering:

3,250,000 Shares Offered	Price Per Share	Total
Public Price	$0.10	$325,000
Underwriting Discounts and Commissions	- 0 -	$ 0
Total	$0.10	$325,000

This is a best efforts public offering, with no minimum purchase requirement.

1. Sun World Partners, Inc. is not using an underwriter for this offering.

2. There is no arrangement to place the proceeds from this offering in an escrow, trust or similar account.  Nevada law does not require that funds raised pursuant to the sale of securities be placed into an escrow account.  Any funds raised from this offering will be immediately available to Sun World Partners, Inc. for its use.

3. The closing date for this offering is March 31, 2007.

The information in this prospectus is not complete and may be changed.  Sun World Partners, Inc. may not sell these securities until the registration statement relating to these securities which has been filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ________, 2006

TABLE OF CONTENTS

Item No.	Item in Form SB-2 Prospectus Caption	Page No.
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	1
2	Prospectus Cover Page	2
3	Summary Information and Risk Factors	4
4	Use of Proceeds	10
5	Determination of Offering Price	12
6	Dilution	12
7	Selling Security Holders	13
8	Plan of Distribution	13
9	Legal Proceedings	14
10	Directors, Executive Officers, Promoters and Control Persons	14
11	Security Ownership of Certain Beneficial Owners and Management	15
12	Description of Securities	16
13	Interest of Named Experts and Counsel	16
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	16
15	Organization within Last Five Years	17
16	Description of Business	17
17	Management’s Discussion and Analysis or Plan of Operation	21
18	Description of Property	27
19	Certain Relationships and Related Transactions	27
20	Market for Common Equity and Related Stockholder Matters	28
21	Executive Compensation	29
22	Financial Statements	30
23	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	30

Securities offered through this prospectus will not be sold through dealers, but will be sold on a direct participation basis only.

Item 3.  Summary Information and Risk Factors

The Company

Sun World Partners, Inc. was incorporated on April 2, 2000, in the State of Nevada. Sun World Partners, Inc.’s principal executive offices are located at 1601 - 14 St. S.W., Calgary, Alberta , Canada, T3C 1E3. Our telephone number is (403) 228-2483.  Sun World was originally incorporated as an investment company.  From the period of incorporation through to May 31, 2005, we had no operations.  On December 31, 2004, the then existing directors of Sun World resigned and a new director and officer was appointed.  On March 31, 2005, two additional directors were appointed.  On May 31, 2005, we entered into a share exchange agreement with Tiempo de Mexico Ltd., a company incorporated pursuant to the laws of the Province of Alberta, Canada, with operations in Calgary, Alberta, Canada.  Tiempo is in the business of retail sales of predominately Mexican furniture and accessories.  Sun World management determined to undertake an offering to raise a total of $325,000 for the expansion of Tiempo.  On November 29, 2005, Sun World completed a forward split of our shares on the basis of one hundred shares (100) for every one (1) share held. Tiempo has operated in Calgary, Alberta , Canada for the past 10 years, with one retail location at 1601-14th St. S.W., Calgary, Alberta, Canada.. It is our intent to raise the funds under this prospectus to retire certain debt in Tiempo and to expand the operations of Tiempo by opening initially one additional location in Calgary and then, as funding will allow, to open other locations throughout Canada and the United States of America.  We have not yet identified a location for the second store to be opened in Calgary. Until we raise the funds under this prospectus, we do not have sufficient funds to secure a location for the second store.  We intend to start to source a location as soon as we have raised a minimum of 25% of the funds to be raised under this prospectus offering.  As of the date of this prospectus, Tiempo generates sufficient revenues to meet all of its operating expenses however, it does not generate sufficient revenues to execute our business plan and we will be required to raise the funds under this prospectus in order to execute our proposed expansion plan.  The funds raised by this prospectus offering will only fund the expansion of a second store.  We will need to raise additional capital to fund other locations or rely on profits from operations.  Presently, Tiempo has limited profitability and there can be no assurance that a second location will generate sufficient profits to open other locations as called for by our expansion plan.

Sun World is a holding company with one wholly owned subsidiary, Tiempo.  All of the operations are carried on presently by Tiempo who imports and sells furniture and home furnishings imported primarily from Mexico. Sun World’s objective is to utilize the model of Tiempo’s retail operations in Alberta to establish retail stores in Canada and the U.S.  The president of Sun World and founder of Tiempo, Kimberley Coonfer, has operated Tiempo as a retail store importing and selling home furnishings in Canada since 1996.

Neither Sun World nor Tiempo have ever declared bankruptcy, have ever been in receivership, and have ever been involved in any legal action or proceedings.

Aside from the revenues and operations of our wholly-owned subsidiary, Tiempo, we have not had any other revenues or operations. Aside from Tiempo, we have no additional assets. Tiempo generates limited revenues at this time. The revenues generated from Tiempo will not be sufficient to execute our business plan described below.

Summary of Financial Information

All of the information in this prospectus has been stated in USD.

The financial information provided below reflects the consolidated financial statements of Sun World and Tiempo.

Summary Financial Information for the fiscal years ending May 31, 2005 and 2006 and the three month periods ending August 31, 2005 and 2006.

	May 31, 2005 (1)	May 31, 2006 (2)	August 31 2005 (3)	August 31, 2006 (4)
Current Assets	$70,120	$103,842	$67,331	$123,603
Current Liabilities	$11,739	$26,250	$8,708	$28,430
Shareholders’ Deficiency	$90,166	$101,421	$90,050	$83,227
Revenue	$179,241	$240,380	$55,048	$77,598
Net Income (Loss)	($7,484)	$487	$5,204	$17,644

As revenues and expenses of Tiempo were in Canadian dollars, we have applied exchange rates as follows:

(1)

For May 31, 2005 we applied an exchange rate of 0.796 to balance sheet items and 0.794 to income statement items.

(2)

For May 31, 2006 we applied an exchange rate of 0.908 to balance sheet items and 0.852 to income statement items..

(3)

For August 31, 2005 we applied an exchange rate of 0.842 to balance sheet items and 0.818 to income statement items.

(4)

For August 31, 2006 we applied an exchange rate of  0.905 to balance sheet items and 0.892 to income statement items.

Tiempo has been operating since November 1996 and currently has 2 full time and 2 part time employees including the President, Mrs. Kimberley Coonfer.   As at August 31, 2006 our accumulated deficit was $65,495. As at May 31, 2006, our accumulated deficit was $83,139.  We anticipate that we will operate in a deficit position for the foreseeable future while we expand our operations despite the fact that we are currently generating net income from our operations ..

The Offering

Common Shares Outstanding Before This Offering	5,500,000
Maximum Shares Being Offered	3,250,000
Maximum Common Shares Outstanding After This Offering	8,750,000

Sun World is authorized to issue 75,000,000 shares of common stock.  Current shareholders of Sun World collectively own 5,500,000 shares of common stock, which represents all of our issued and outstanding shares.

This offering consists of 3,250,000 shares of Sun World common stock.  The offering price is $0.10 per share.  No officers, directors or significant investors own any of the shares being offered.

There is currently no public market for the common stock of Sun World as it is presently not traded on any market or securities exchange.

Risk Factors

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in Sun World. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

Failure to Secure Additional Financing May Affect Our Company’s Ability to Grow

We are dependent upon this offering to be able to implement our business plan. For the three months ended August 31, 2006 Tiempo showed a gain of $17,644, with a shareholders deficit of $83,227. For the fiscal year ended May 31, 2006, Tiempo showed a small gain of $487, with a shareholders deficit of $101,421. Establishment of additional retail outlets in Canada and the U.S. will increase both fixed and variable costs, thereby increasing annual losses until such time as scale of economies leads to cost efficiencies. Without additional financing, there is insufficient capital to undertake an expansion.  Even if we are successful in completing the financing under this offering we may require additional financing in order to establish profitable operations.  Such financing, if required, may not be forthcoming.  Even if additional financing is available, it may not be available on terms we find favorable. Failure to secure the needed additional financing will have a very serious effect on our company's ability to survive. At this time, there are no anticipated additional funds in place.

Volume of Sales May be Insufficient or Untimely Which May Result in Insufficient Cash Flow to Meet our Commitments.

Our working capital will be extremely limited, especially if less than the total amount of the offering is raised. While it is expected we will be able to eliminate $ 145,671 of our long term debt from the proceeds of this offering if we raise the total amount of the offering, we will only have sufficient funds for expansion of one additional retail outlet.  Any further expansion is not in our budget and we will require additional funds for any additional expansion to establish retail sales across Canada and the U.S., which will include the requirement to fund lease agreements, leasehold improvements, increased pre-paid inventory purchases, and general operations. We may not have sufficient volume of sales to fund further expansion and therefore we will not be able to execute our business plan without raising additional capital.

Our Operating History Makes an Investment in Sun World an Investment in an Unproven Venture.

Sun World was incorporated on April 2, 2000. It was incorporated as a private investment company.  Its operations ceased virtually at the time of incorporation from lack of funds.  Sun World had no activity, nor did we make any investments until the purchase of Tiempo on May 31, 2005. As a result, as of the date of this prospectus, our revenues and assets are limited to those of our wholly-owned operating subsidiary Tiempo. Tiempo showed a gain for the three month period ending August 31, 2006 of $17,644, as well as a small gain of $487 for the fiscal   year ending May 31, 2006, however, Tiempo has experienced losses in 9 years of its 10 years of operation and there can be no assurance that it will continue to show gains ..

We will not commence the expansion of the Tiempo concept until after the closing of this offering and we do not expect to have increased revenues until at least three months after we commence our expansion plans.

If we cannot successfully implement our business strategies, we may not be able to generate sufficient revenues to operate profitably.  Since our resources are very limited, insufficient revenues would result in termination of our expanded operations, as we cannot fund unprofitable operations, unless additional equity or debt financing is obtained.

With No Minimum Share Sale Requirement it is Possible that We Will Fail to Commence Expansion Operations Despite Having Raised Some Funds from this Offering.

This offering is not subject to any minimum number of shares to be sold by Sun World. Consequently, the early investor is not assured of any other, later shares being sold. You may be the only purchaser. If we fail to sell the entire offering, we may never execute our planned expansion.

We presently have no significant operating capital and we are totally dependent upon receipt of the proceeds of this offering to provide the capital necessary to implement our proposed business expansion plans.  The amount of the capital available to us will still be extremely limited, especially if less than the total amount is raised.  If we need and are unable to raise additional capital, then you may lose your entire investment.

If a Market for our Stock Develops, the price quoted on the OTC/Bulletin Board may be lower than the price at which the shares are purchased under this Offering.

Our common stock is not traded on any market or securities exchange, but should a market develop, shares of that common stock could be quoted and/or sold at a price less than the price at which the shares are able to be purchased under this offering. This could result in the diminution in the value of your shares purchased in this offering.

Stockholders Will be Unable to Sell Their Shares if no Market Develops for Our Shares.

No market exists at the present time for shares of our common stock. Investors in the offering will purchase securities that cannot be resold, as no market exists. Although at some time in the future a public market for shares of our common stock may exist, if we are not successful, our investors will not be able to sell their shares of our common stock and may lose their investments.

Difficulty For Our  Stockholders to Resell Their Stock Due to a Lack of Public Trading Market

There is presently no public trading market for our common stock, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future.  We intend to have our common stock quoted on the OTC / Bulletin Board as soon as practicable.  However, there can be no assurance that our shares will be quoted on the OTC / Bulletin Board. Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock.  If a market for our common stock does develop, our stock price may be volatile.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share.  Our shares currently are not traded on Nasdaq nor on any other exchange nor are they quoted on the OTC/Bulletin Board or “OTC/BB”. Following the date that the registration statement, in which this prospectus is included, becomes effective we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the NASD an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTC/BB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTC/BB, it is very likely that our stock will be considered a “penny stock”. In that case, purchases and sales of our shares will be generally facilitated by NASD broker-dealers who act as market makers for our shares.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Investors will have little voice regarding the management of Sun World  due to the large ownership position held by our existing management and thus it would be difficult for new investors to make changes in our operations or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

If all of the shares offered under this prospectus are sold, our current officers, directors and major shareholders will directly own 5,500,000 shares of the total of 8,750,000 issued and outstanding shares of Sun World’s common stock and will be in a position to continue to control Sun World. Of these 5,500,000 shares, Mrs. Kimberley Coonfer, our President, and her husband, Mr. Greg Coonfer, our Chief Financial Officer, own 4,240,000 shares. Therefore Mrs. Coonfer and her husband, after completion of this offering, will still own approximately 48% of our company.  Such control may be risky to the investor because the entire company's operations are controlled by a very few people who could lack the ability to implement Sun World’s expansion plans profitably.  In such event, our business may fail and you may lose your entire investment. Moreover, new investors will not be able to effect a change in the company’s business or management.

All of our assets and our officers and directors are located in Canada. This may cause any attempts to enforce liabilities under the U.S. securities and bankruptcy laws to be very difficult.

Currently, all of our assets, current operations, and each of our officers and directors are located in Alberta, Canada. Therefore, any investor that attempts to enforce against Sun World or against any of our officers and directors liabilities that accrue under U.S. securities laws or bankruptcy laws will face the difficulty of complying with local laws in Alberta, Canada, with regards to enforcement of foreign judgments. This could make it impracticable or uneconomic to enforce such liabilities.

We intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

Following the effective date of the registration statement in which this prospectus is included, we will register our common stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934 by filing a Form 8-A registration and will at that time become required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

Currently, the majority (80%) our inventory comes from Mexico, where purchase and shipping are pre-paid, leaving us vulnerable to loss of funds in the event the purchased products never arrive.

Our current suppliers  require that all products purchased from Mexico be paid in advance and more than 80% of our product is shipped directly from Mexico.  Further, our main supplier also serves as our consolidator. That consolidation service requires that we advance funds to this supplier, who in turn pays other manufacturers, in advance of shipment. This means we pay-out roughly $25,000 per shipment in advance, trusting the shipment will be forwarded as promised. In the event the product did not arrive, we would be receiving no new inventory, yet have paid-out the funds.

At present, 60% of our Mexican inventory comes from one supplier. If this supplier was to cease operations, our inventory  supply would be severely curtailed.

As pottery represents 60% of our in-store inventory, its importance to our revenues is critical. Currently, we have only one developed relationship with a pottery supplier. This leaves us vulnerable to a shortage of inventory until such time as new relationships can be developed. While other suppliers certainly exist in Mexico, the development of an understanding, and trusting relationship, especially from afar, can take time. This time would have a direct effect on ongoing revenues.

Lack of a Storage Facility (Warehouse) Limits Our Ability to Maintain Adequate Levels of Inventory

At present we have no inventory storage facility (warehouse). As a result, we are only able to buy a quantity of product that physically fits into our retail location. This limit to our inventory curtails our ability to sell larger quantities of product, and to immediately replace those products which sell well. As a result, this limits our potential revenues.

Sun World’s day-to-day management and operations are controlled by one person. If that person was to no longer be able to provide services, the operations of Sun World would be threatened.

Currently only one of our officers, Mrs. Kimberley Coonfer, will oversee the expansion of operations. She is also responsible for the day-to-day management of our wholly-owned subsidiary Tiempo. With no immediate back-up available, and no plans to train anyone in the important roles of buying, merchandising, and display, our ability to operate would be severely curtailed if Mrs. Coonfer were to be unavailable due to a situation of ill-health or demise.

The home furnishings and decorative accessories market is highly fragmented. Sun World faces competition from furniture stores, department stores and other specialty retailers.

Recent years have seen the increase in the number of importers of home furnishings and we expect that this trend will continue. With products arriving from Indonesia, India, China and other South America countries, similarly priced products are readily available from several retailers—large and small. Additionally, Mexico serves as a popular source for a variety of products, including home furnishings, for Canadian and American importers. Differentiation is becoming more difficult, and thus, competition can only be expected to grow.

The company has not allotted funds for significant marketing efforts.

With increased competition, the role of marketing becomes more important. While the “Use of Proceeds”  from this offering allows for marketing expenditures, this amount is not considered adequate to create the level of brand awareness necessary to stimulate regular and loyal customers. As a result, we become more reliant on walk-by clientele, making retail location choice extremely important.

Economic growth and prosperity in the home renovation and decorating business have experienced unprecedented and sustained growth during the past decade. There is no guarantee this can continue.

Canada and USA have recently enjoyed a high level of economic growth and prosperity, thereby stimulating new housing development and renovations. For the fiscal year ended May 31, 2006, Tiempo was able to report net income of $487 due to this increased economic growth and a greater demand for products.   This was a continuing trend to the three months ended August 31, 2006 during which period Tiempo reported net income of $17,644.   With these developments comes the need for new and replacement furniture and home decorations, which has in part been a factor in Tiempo’s decision to expand operations. There can be no assurance that sustained growth will continue.  Also, should interest rates increase in an attempt to control inflation, there is no guarantee that the demand for home furnishings will continue.

Increases in real estate values make stores leases very expensive. This may increase fixed costs to prohibitively expensive levels.

With increases in real estate values in recent years, the cost of leasing retail space has increased substantially. With location being of utmost importance to achieving walk-in clientele, the costs associated with prime retail space may prohibit profitability.

We have only shown gains in one fiscal year end and w e have a history of losses with no assurance that current business model can be expanded profitably.

Our wholly-owned subsidiary Tiempo has operated with one retail location since 1996. In that time, this one location has only shown a profit during one  fiscal year ended May 31, 2006 and only in the amount of $487.  For the fiscal year ended May 31 2005 losses from operations totaled $7,484.   While we have shown a profit of $17,644 during the three month period ended August 31, 2006, t here can be no assurance that we will continue to generate profits in the future based on our historical operations and there can be no assurance that our current business model can be expanded profitably.

We may have a possible need for additional financing.

The potential proceeds from this offering, if fully subscribed, would meet Tiempo’s minimal expansion requirements. We intend to rely on revenues to continue to fund operations and subsequent expansion. In order to achieve the economies of scale anticipated, it will require the opening of several locations in the very near future, and also a warehouse. This increase to fixed costs will challenge our limited cash reserves, and lead us to the possible need for further financing.

Our business may be adversely affected by currency fluctuation.

We conduct our business and receive revenues in Canadian dollars, however, a significant portion of our expenses and debt are denominated in U.S. dollars and Mexican pesos. Thus, our results are affected by fluctuations in the exchange rate between these currencies. In addition, changes in the exchange rate between the Canadian dollar and other currencies, including the U.S. dollar, affect the competitiveness in world markets of the goods we transport and, in turn, positively or negatively affect our revenues and expenses. We do not currently engage in activities to mitigate the effects of foreign currency fluctuations.

Our tradename, Tiempo, is unprotected which could result in the loss of the use of such name.

We have not taken any steps to protect the tradename of “Tiempo”, which could result in someone else claiming the sole right to the use of such same. In that event, we could loss market awareness or market share of our business and also incur the cost of replacing the name Tiempo with a new name on our store and all other items that bear such name. This would result in an increase in our costs of operations.

Item 4. Use of Proceeds

We intend to raise a maximum amount of $325,000 from the sale of 3,250,000 shares of common stock at $0.10 per share.  This offering has no minimum amount.  We have no intention to return any stock sales proceeds to investors if the maximum amount is not raised.

The following table indicates how we intend to use these proceeds of this offering.

Proceeds from Sale of Common Stock	$325,000

Expenses

Costs of the Offering

Payment of Outstanding Loans

Point of Sale Inventory System

Legal and Accounting

Marketing and Promotion

Inventory

Lease and Leasehold Improvements

Warehouse

Travel and Accommodation

Website Development

Consulting

Working Capital

35,000 145,671 * 5,000 20,000 15,000 50,000 15,000 5,000 7,000 3,000 3,000 21,329
Total	$325,000

*The balance of the loan as at September 30 , 2006 is $ 145,671 ..

The above expenditure items are defined as follows:

Costs of the Offering and Underwriting Commissions:  We will be required to pay the costs of this offering, estimated to be $35,000 from the funds raised under this offering.   These costs include the costs of compliance with any state securities laws.

Payment of Outstanding Loans:  At September 30 , 2006, our wholly-owned subsidiary Tiempo has an outstanding loan of $ 145,671 , which we intend to pay from proceeds. The loan has no payments until maturity which is on May 31, 2008 with an annual interest rate of 8 percent (8%) per annum.  The loan was issued by Caribbean Overseas Investments Ltd. to Tiempo on October 15, 1996.  Caribbean Overseas Investments Ltd. is a company in which Mrs. Coonfer’s step-father is the controlling shareholder.

Point of Sale Inventory Control System: With inventory control deemed a priority issue, the point of sale system will allow for accurate and immediate reference of inventory numbers, while also improving the customer experience. With the expected opening of an additional retail location and a warehouse, a point of sale system will provide accurate recording of inventory sales and future purchase requirements.

Legal and Accounting: This expenditure item refers to the normal legal and accounting costs associated with maintaining a publicly traded company. It will also cover the cost of preparation of appropriate agreements and documents.

Marketing and Promotion: This item refers to the cost of a basic marketing campaign and the provision of product information to our potential customers.  This could include direct marketing as well as local newspapers and radio.  It will also include marketing our product through home trade shows and cultural festivals.

Inventory:  With the anticipated expansion in the number of retail outlets, coupled with a warehouse, our inventory levels need to be increased. This amount will allow for the immediate stocking of a second store and storage of additional inventory at a warehouse to provide for the two retail locations.

Lease and Leasehold Improvement: This category includes rental deposits and expenses necessary to allow us to undertake leasehold improvements at a second retail location to the standards necessary to create a warm environment, capable of effective display and merchandising. Additionally some funds may be necessary to improve the warehouse space.

Warehouse:  We anticipate that we may have to spend up to $5,000 to obtain warehouse space that we intend to locate and select at a later time.

Travel and Accommodations: Our travel and accommodation budget needs to be supplemented by $7,000 to allow for more advanced and continuous relationship building with our suppliers in Mexico.

Website Development:  This expense is the cost associated with development of our website. The website will be used as one means to promote our product. At this time, there is no plan to develop a transactional capability, but instead to use the web as simply a promotional tool. Preliminary website development will begin as funds are available.

Consulting:  This expense refers to the cost of consulting with industry experts.  It will include the cost of expert advice we may require to display and market our product lines, implementation of inventory control systems, and other areas.

Working Capital:  This expense refers to working capital to be used for continuing operations.

There is no assurance that we will raise the full $325,000 as anticipated. The following is the break down of how management intends to use the proceeds if only 25 percent, 50 percent, or 75 percent of the total offering amount is raised:

Expenditure Item	25%	50%	75%	100%
	$	$	$	$
Offering Costs	35,000	35,000	35,000	35,000
Payment of Outstanding Loans	0	30,000	85,000	145,671
POS Inventory System	5,000	5,000	5,000	5,000
Warehouse	0	0	5,000	5,000
Legal and Accounting	20,000	20,000	20,000	20,000
Marketing and Promotion	1,000	5,000	10,000	15,000
Inventory	15,000	30,000	40,000	50,000
Lease and Leasehold Improvements	2,500	15,000	15,000	15,000
Travel and Accommodation	0	7,000	7,000	7,000
Website Development	1,000	3,000	3,000	3,000
Consulting	0	3,000	3,000	3,000
Working Capital	1,750	9,500	15,750	21,329
TOTAL	81,250	162,500	243,750	325,000

*The balance of the loan as at September 30, 2006 is $ 145,671, which amount we expect to retire in full from the proceeds of this offering . ..

If only 25% of the offering is sold, we would continue with our development plans. No debt would be retired. As the POS system is deemed high-priority, its expenditure remains, as does the Legal and Accounting category, allowing us to raise potential funds. All other categories would be reduced considerably, but would proceed. Inventory is reduced by $35,000 from the offering raising 100% of funds but we are of the opinion that this amount would be sufficient to allow us to open the second retail store. Leasehold improvements of the second location would be minimal, reflecting lesser available funds. Assuming success in finding a second retail location, it is unlikely a warehouse would be considered at this level of funding. Funding at this level would limit our abilities to achieve the level of professionalism originally intended. If funds proved insufficient to open a second retail outlet, inventory purchase would proceed assuming we had sufficient space and may require that we reallocate funds from lease and leasehold improvements to warehouse in order to have sufficient storage space for any increased inventory.

In the event that only 50% of the offering amount is raised, we would continue with our development plans, with a second retail outlet however we would not establish the warehouse. Inventory purchases would increase to $30,000, and leasehold improvements would allow a store design of appeal. All other categories would return to the level of funding as provided for in the 100% of funds raised category. In this scenario, $30,000 of the fixed debt would be repaid.

If 75% of the total offering amount is raised, there would be sufficient funds to implement the initial stages of our expansion plan, which would be the opening of a second location. We would establish our warehouse as it will be required to facilitate our increased inventory.  Again, inventory and leasehold improvements budgets allow for the necessary investments to proceed. In this scenario, $85,000 of the $ 145,671 would be repaid. All other categories maintain a level of funding equal to the funding we require at 100% of proceeds.

If we do not raise any funds under this offering then we will have the additional expenses of $35,000 for the costs of this offering which will be additional debt and will be required to be paid from any available operating capital.  We may not have sufficient operating capital to pay this debt on a timely basis.

Item 5. Determination of Offering Price

There is no established market for our stock. The offering price for shares sold pursuant to this offering is set at $0.10.  Of the shares of stock held by affiliates, officers and directors, 500,000 shares were sold for total consideration of $500, and the remaining 5,000,000 shares were issued to acquire the shares of our wholly owned subsidiary, Tiempo.   All of the shares of outstanding stock are restricted.  The offering price was determined based on a determination of the Board of Directors of the price at which they felt they would be able to easily raise capital from investors.  The offering price was not based on any valuation of the Company or its assets.  The additional factors that were included in determining the sales price are the lack of liquidity since there is no present market for our stock and the high level of risk considering our lack of profitable operating history.

Item 6. Dilution

“Net tangible book value” is the amount that results from subtracting the total liabilities and intangible assets from the total assets of an entity.  Dilution occurs because we determined the offering price based on factors other than those used in computing book value of our stock.  Dilution exists because the book value of shares held by existing stockholders is lower than the offering price offered to new investors.

We are offering shares of our common stock for $0.10 per share through this offering.  Our directors and officers and affiliates purchased 500,000 shares of our common stock for $0.001 per share and we issued a total of 5,000 ,000 shares of our common stock at a deemed price of $0.001 per share for the acquisition of Tiempo.

As at August 31 , 2006, our consolidated net tangible book value was ($0. 015 ) per common share.  If we are successful in selling all of the offered shares at the public offering price, our pro forma net tangible book value would be $ 206,773 after deducting remaining offering costs of $35,000, or approximately $0. 024 per share, which would represent an immediate increase of $0. 039 in net tangible book value per share and $0. 076 or 7 6% per share dilution to new investors, assuming all the shares are sold at the offering price of $0.10 per share.

Following is a table detailing dilution to investors if 25%, 50%, 75%, or 100% of the offering is sold.  Table assumes net offering costs of $35,000 regardless of percentage of offering sold.

	25%	50%	75%	100%
Net Tangible Book Value Per Share Prior to Stock Sale	(0. 015 )	(0. 015 )	(0. 015 )	(0. 015 )
Net Tangible Book Value Per Share After Stock Sale	(0. 006 )	0. 006	0. 016	0. 024
Increase (Decrease) in Net Book Value Per Share Due to Stock Sale	0. 009	0. 021	0. 031	0. 039
Immediate Dilution (subscription price of $.10 less net tangible book value per share)	0. 106	0. 094	0. 084	0. 076

Item 7. Selling Security Holders

Our current shareholders are not selling any of the shares being offered in this prospectus.

Item 8. Plan of Distribution

Upon effectiveness of the registration statement, of which this prospectus is a part, we will conduct the sale of shares we are offering on a self-underwritten, best–efforts basis.  There will be no underwriters used, no dealer's commissions, no finder's fees, and no passive market making. The officers of Sun World, Mrs. Kimberley Coonfer and Mr. Greg Coonfer will sell securities on behalf of Sun World in this offering. Mr. Shawn Thorburn, a director of Sun World, will also assist in this offering but only to the extent of preparing and delivering written communications through the mails or other means that do not involve oral solicitation and responding to inquires of potential purchasers in communications initiated by the potential purchaser, the content of which will be limited to information contained in this prospectus or the registration statement in which this prospectus is included. Mrs. Kimberley Coonfer, Mr. Greg Coonfer and Mr. Shawn Thorburn are not subject to a statutory disqualification as such term is defined in Section (a) (39) of the Securities Exchange Act of 1934.  They will rely on Rule 3a4-1 to sell Sun World’s securities without registering as broker-dealers.  They are serving as officers and directors and primarily perform substantial duties for or on behalf of Sun World otherwise than in connection with transactions in securities and will continue to do so at the end of the offering, and have not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and have not nor will not participate in the sale of securities for any issuer more than once every twelve months.  Our officers and directors will not receive commissions or other remuneration in connection with their participation in this offering based either directly or indirectly on transactions in securities. Our officers and directors intend to personally contact their friends, family members and business acquaintances in attempting to sell the shares offered hereunder. Sun World will not be conducting a mass-mailing connection with this offering, nor will it offer shares to potential customers.  We may also employ the services of an agent or intermediary to introduce Sun World to prospective subscribers to the offering. In such event, Sun World is prepared to pay commissions or finder’s fees of up to 10% of the proceeds from the offering.  In the event that Sun World does employ the services of an agent or intermediary, and such agent or intermediary is acting as an underwriter, Sun World will file a post effective amendment to name such underwriter, disclose the material terms of the underwriting, disclose the material terms of such underwriting agreement and file such as an exhibit.

We plan to offer our shares to the public, at a price of $0.10 per share, with no minimum amount to be sold.  The officers, directors and existing shareholders and affiliates will not purchase any shares under this offering. We will keep the offering open until we sell all of the shares registered, or March 31, 2007, which ever occurs first.  There can be no assurance that we will sell all or any of the shares offered.  We have no arrangement or guarantee that we will sell any shares.  All subscription checks will be made payable to Sun World or as we may otherwise direct. We intend to issue and deliver stock certificates to each subscriber for each subscription we receive, on a bi-weekly basis, until all of the shares are sold or the offering expires on March 31, 2007. Each subscriber will become a shareholder in our company upon issuance of his or her respective stock certificate.

Item 9. Legal Proceedings

Sun World, or its wholly-owned subsidiary Tiempo, are not parties to any pending legal proceedings, nor is Sun World aware of any governmental authority contemplating any legal proceeding against it.

Item 10. Directors, Executive Officers, Promoters and Control Persons

Kimberley Coonfer, President and Member of the Board of Directors, age 32

Mrs. Kimberley Coonfer has been serving as Sun World’s President and a member of Sun World’s Board of Directors since March 31, 2005.  The term of her office is for one year and is renewable on an annual basis.

Mrs. Coonfer is also the President, Secretary Treasurer and sole director of Tiempo de Mexico Ltd., our wholly-owned subsidiary and has served in that capacity since November, 1996.  Mrs. Coonfer has been responsible for the daily operations of Tiempo since November, 1996.  She has been and is currently responsible for buying, selling, display, accounts payable, accounts receivable, logistics, human resources, and all operations that could be expected of an owner/operator of a retail business.

Mrs. Kimberley Coonfer was born in Vancouver, BC, Canada; she moved to Montreal, Quebec, Canada in 1991 to undertake studies to earn a Bachelor of Science at McGill University in Montreal, Quebec, Canada. Mrs. Coonfer graduated in 1995 with a Biology major and an Environmental Studies minor.

In 1996, Mrs. Coonfer, along with her business partner purchased Tiempo.

Mrs. Coonfer is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

Mr. Greg Coonfer, Chief Financial Officer and Member of the Board of Directors, age 33

Mr. Greg Coonfer has been serving as Sun World’s Chief Financial Officer and a member of Sun World’s Board of Directors since March 31, 2005.

Mr. Greg Coonfer is the husband of Mrs. Kimberley Coonfer, our President and a member of the Board of Directors.

Mr. Coonfer was born in Olds, Alberta, Canada.  In 1996 he graduated from the University of Lethbridge with a  Bachelor of Management degree in Accounting. In 2002 he received his Certified General Account (CGA) designation, a 2-year accounting program.

In 1997 Mr. Coonfer joined Canadian 88 Energy Exploration Ltd. as a Joint-Interest Accountant. In that position he was responsible for compiling, reporting and distributing all oil and gas production joint-interest billings. In  April, 2001, Mr. Coonfer was promoted to Marketing Accountant, where he was responsible for coordinating natural gas transportation, calculating natural gas production prices and reporting corporate net-back prices. In 2003, Canadian 88 Energy Exploration Ltd. was acquired by Esprit Exploration Ltd., a wholly-owned subsidiary of Esprit Energy Trust. In 2003, Mr. Coonfer was promoted to Marketing Coordinator, and is responsible for natural gas trading and contracts. He is currently responsible, with his team, for daily natural gas inventories, acting as a liaison between the marketing department and production accounting department.

Mr. Coonfer is not an officer or director of any reporting company that files annual, quarterly or period reports with the United States Securities and Exchange Commission.

Mr.  Shawn Thorburn, Secretary and Member of Board of Directors, age 30

Mr. Shawn Thorburn was originally appointed to the Board of Directors and President and Secretary Treasurer of Sun World on December 31, 2004.  On March 31, 2005, Mr. Thorburn resigned as President and Treasurer.

A resident of Olds, Alberta, Canada, Mr. Thorburn was involved in his family’s hardware business in part-time and full-time positions since the mid 1980’s. In 1991 he took a full-time position in the family owned franchise at Beaver Lumber, a Canadian retail chain selling lumber and other household hardware.  For a period of 3 years he was responsible for merchandising, lumber yard operation and deliveries at Beaver Lumber.

In 1994, Mr. Thorburn attended the Northern Alberta Institute of Technology, Edmonton, AB, Canada where he studied in the Business Administration diploma program. In 1996, he returned to the family business where his responsibilities mirrored those of his previous time there.

In September, 2001, Mr. Thornton returned to school, this time at Olds College, Olds, AB, Canada where he earned a 2-year Land Resource Management diploma, graduating in April¸2003. The Land Management Resource program focuses on the skills necessary to reclaim oil-and-gas drilling and production sites.

From June, 2003 to May, 2004 he was employed by Peter Overwater Oilfield Construction, Olds, AB, Canada, an oilfield construction company, as a laborer, assisting in the building and maintenance of oil and gas production sites.

In May, 2004, with the family hardware business purchased by a national chain, Mr. Thornton agreed to employment with the purchaser, Home Hardware, Olds, AB, Canada, where he is currently employed.  He is presently the yard foreman, scheduling and supervising a group of  seven to ten employees.

Mr. Thorburn is not an officer or director of any reporting company that files annual, quarterly or period reports with the United States Securities and Exchange Commission.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following is a table detailing the current shareholders of Sun World  owning 5% or more of the common stock, and shares owned by Sun World’s directors and officers as of November 2 , 2006:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common	Kimberley Coonfer Director, President 2823 - 21 Ave. S.W, Calgary, Alberta, Canada, T2T 0P4	3,750,000	68.2%
Common	Greg Coonfer Director, Treasurer 2823 - 21 Ave. S.W. Calgary, Alberta, Canada, T2T 0P4	490,000	8.9%
Common	Shawn Thorburn Director, Secretary 17 Hawthorne Way Olds, AB, Canada, T4H 1T7	10,000	0.01%
Common	Directors and officers as a group of three (3)	4,250,000	77.3%
Common	Caribbean Overseas Investments Ltd. Cor 12 Baymen Ave and Calle Al Mar Belize City, Belize	1,250,000	22.7%
Common	Total including Directors and Officers and 5% shareholders as a group	5,500,000	100%

(1)

The percentage of class is based on the total number of shares outstanding of 5,500,000.

(2)

The beneficial owner of Caribbean Overseas Investments Ltd. is Clifford Larry Winsor, who is Mrs. Coonfer’s step father.

Item 12. Description of Securities

Common Stock

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock with $0.001 par value.  We are not authorized to issue any series or shares of preferred stock. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by the By-Laws of Sun World.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Sun World, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.  To the extent that additional shares of Sun World’s common stock are issued, the relative interest of then existing stockholders may be diluted.

Item 13. Interest of Named Experts and Counsel

Sun World has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in Sun World, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of Sunworld or Tiempo.

Child, Van Wagoner and Bradshaw, PLLC of, Salt Lake City, Utah, have audited our financial statements for the years ended May 31, 2005 and May 31, 2006 and presented their audit report dated September 18, 2006 regarding such audit which is included with this prospectus with consent as experts in accounting and auditing.

W. Scott Lawler, Esq. whose offices are located at 41877 Enterprise Circle N., Suite 220, Temecula, California has issued an opinion on the validity of the shares offered by this prospectus, which has been filed as an Exhibit to this prospectus with Mr. Lawler’s consent.

Item 14. Disclosure of Commission Position of Indemnification for Securities Liabilities

The Nevada General Corporation Law requires Sun World to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Section 6.09 of Sun World’s bylaws, Sun World is authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Company pursuant to the foregoing provisions, Sun World has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Items 15 and 16. Organization Within Last Five Years and Description of Business

Business Development

Sun World was incorporated on April 3, 2000, in the State of Nevada. The company was established to participate in private investment opportunities as they became available. Until the purchase of our wholly-owned subsidiary, Tiempo on May 31, 2005, the company was inactive.

Aside from the revenues and operations of our recently-acquired wholly-owned subsidiary, Tiempo, we have not had any other revenues or operations. Aside from Tiempo, we have no additional assets. We do not expect to commence earning additional revenues, aside from those of Tiempo.  All of the operations are undertaken by our wholly-owned subsidiary, Tiempo.

Sun World has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

 Since incorporation, Sun World has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations, other than the take-over of Tiempo.

Sun World is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Neither Sun World nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Business of Issuer

Our business plan is to sell furniture and home furnishings, imported from Mexico, in Canada and the USA. The business will focus on securing retail locations with high pedestrian and vehicular traffic in mid-to-upscale neighborhoods.

The business will differentiate itself by offering various lines of Mexican products, appealing to those customers who have traveled to Mexico and are familiar with the type of products offered in Mexico. With a focus on decorations, pottery, home accessories and home furnishings, the creativity of the buying and displaying of products will serve to bring a small piece of Mexico by way of  home décor that beautifies the home.

Principal Products and Services

By category, the principal products of Tiempo are: pottery (60%), furniture (15%), lighting products, both eclectic and candle lit, such as lamps, lit wall ornaments, candle holders, and chandeliers (5%), textile products (5%), jewelry (5%), wall art (5%) and glassware (5%).

With proper buying and display techniques, the physical products are presented to bring “a touch of the Mexican culture” to the homes of Tiempo’s customers.

The Market

The market for our products could be described as young married couples, with or without children. With the majority of the shopping done by females, aged 30 to 50 years, this group tends to have high disposable income, treating their home as their most important possession. To that end, pride in their surroundings continues to motivate them to create an atmosphere of uniqueness and sophistication.

The customers’ desire is to have a home decorated with non-typical furnishings, often representing their admiration for Mexico and its culture.

Geographically, we intend to open an additional Calgary, Alberta, Canada store almost immediately. Being in the same city as our current retail location, Mrs. Kimberley Coonfer, our one full-time director and officer, can spread her efforts evenly over the 2 locations utilizing her operational experience while limiting expenses.

Utilizing the experience of this expansion, additional cities across Western Canada will be explored for store openings, likely starting in Edmonton, Alberta, Canada, due to proximity, and then Vancouver, British Columbia, Canada, again because of proximity and potential.  The economies in Western Canada are presently experiencing strong growth.

It is intended we will thereafter move eastward in Canada, but could also begin exploring northern USA locations at about the same time.

Distribution

With one location in Calgary, Alberta, Canada, our intention is to open a second location in Calgary. Upon successful execution of this store, our intention is to enter the Edmonton, Alberta, Canada and Vancouver, British Columbia, Canada market, thereby giving us physical proximity to Seattle, Washington to introduce our first store in the United States.

Our intention is to thereafter roll-out across Canada, west to east, one store per major city, while researching the northern states of the United States market for locations of reasonably close proximity to Canada. We have no intention of entering the southern United States, as competition from Mexican expatriates could be expected to be well-established and fierce.

Competition and Competitive Strategy

We presently have no direct competition in the market in Calgary and we expect our competitive position within the industry will continue to be limited.  The challenge will be to build our business from the one existing location, growing to allow for economies of scale to provide a buying and management advantage, while utilizing marketing efforts specific to each individual store.

We intend to develop into a destination shopping location, rather than relying on walk-by or drive-by traffic.

Based on our limited review of the competition, conducted by the use of the Internet and a visit to a selection of stores in the Calgary area offering furniture and home accessories, undertaken by management of Tiempo, at present there are numerous retailers selling furnishings imported from around the globe, but management did not find any retail stores that specialize predominately in furniture and accessory products from Mexico in the Calgary area.

Our competitive strategy will be to select (buy) products of a unique nature, in a quantity allowing for higher selling margins, and implementing marketing efforts aimed at creating differentiation.

Our competition could be grouped into three major categories. First are the furniture stores, some big, some small, that sell typical pine furniture. These stores typically offer this pine furniture as only a small portion of their inventory, but others offer this pine as their only furniture product. Second are the national chains that market a varied array of imported and specifically-manufactured items, some from Mexico, but mainly from all-parts of the world. The third category of competition is gift stores which are in close proximity to our physical location. These stores often offer products imported from around the world, some of the products sourced from the same Calgary supplier we utilize.

Sources and Availability of Products and Supplies

We utilize 3 main sources of product: Mexican wholesalers--80%, local Calgary import distributors--15%, and local Calgary artists--5%.

Of the 80% of the product line coming from Mexico, Tiempo utilizes the services of one main supplier for 60% of the Mexican-sourced product line. This supplier is our main supplier of pottery products.  This supplier also serves as our freight consolidator in Mexico.  We do not have any formal written agreements with our main supplier or any of our suppliers.

Our major suppliers are as follows:

1.

Artesanias Macexport

Emilio Carranza No. 244

Tlaquepaque, Jalisco, Mexico

Mexico C.P. 4500

Tel: (33) 3657-5979

Fax: (33) 3657-5544

Pottery Supplier: Chimeneas, Planters, Vases, Clay ornaments

2.

Artesanias Arzola

Juarez 286

Tonala, Jalisco, Mexico

Tel/Fax: 3683-3761

Tin and Glass Supplier: Glass Stars, Mirrors, Tin Sculptures

3.

Down the Beaten Path

7519G 30th St. S.E.

Calgary, AB, Canada   T2C 1V4

Tel: (403) 519 7230

Fax: (403) 238 9760

 Local Pottery Supplier:  Mexican Vases

4.

Index Gift Imports Ltd.

#50, 5251 48th AVE. SE

Calgary, AB, Canada   T2B 3S2

Tel: (403) 291 2906

Fax: (403) 291 4715

Local Giftware Supplier: Imports from China and India including Candleholders,

Picture frames, Masks and sculptures.

The Mexican export market is well-established, with wholesalers easily accessible in the Mexican state of Jalisco, specifically the cities of Tonala and Talaquepaque. With buying facilities, credit availability, transportation arrangements, and constant supply, we believe the long-term availability of products is secure.

As our buying power increases over time, our intention is to negotiate for exclusive products--products made available only to Tiempo.

It is our intention to develop additional supplier relationships to ensure adequacy of supply, in the event our current main Mexican supplier should unexpectedly cease operations.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We presently operate our retail location under the name Tiempo.  We have not protected our name by any trademark protection at this time due to a lack of funds.  Any company wishing to incorporate in the Province of Alberta using the name Tiempo would be required to receive our approval or have a sufficiently different company name so as to differentiate from our existing company, which is Tiempo de Mexico Ltd.

We do not believe  there are any inherent factors or circumstances associated with this industry that would give cause for any patent, trademark or license infringements or violations.  Tiempo has not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions.

At present, neither Sun World nor Tiempo hold any intellectual property, although trademark protection may be necessary in the foreseeable future, should we execute our business plan and experience substantial growth.  There can be no assurance that Sun World or Tiempo can protect their names in the future and we could be at risk of not being able to gain use of the name in other  jurisdictions in the U.S. and Canada without trademark protection.

Approvals and Existing or Probable Government Regulations

There are no types of government approvals required and no government regulations on our business nor are we aware of any regulations being contemplated that would adversely affect our ability to operate.

Research and Development Activities and Costs

We have not incurred any costs to date and have no plans to undertake any research and development activities.

Compliance With Environmental Laws

There are no environmental concerns we  must be concerned with.

Facilities

We do not own facilities of any kind.

At present we are leasing space for our single retail location in Calgary, A lberta , Canada, which also serves as our principal office. The space is 2 , 984 sq. ft., with a 2 year lease expiring July 31, 2008, at CDN $ 18. 02 per sq. ft., including good and services taxes  (approximately US$16.08 per sq. ft.).

Employees

Tiempo has 4 employees at the present time, 2 full-time and 2 part-time. Of the 2 full-time employees, one is Mrs. Kimberley Coonfer, a director and officer of Sun World. Mrs. Coonfer has historically only drawn salary as funds have been available.   We do not have any formal written employment agreement with Mrs. Coonfer.  During the quarter ended August 31, 2006 Mrs. Coonfer was paid $2,696.  To the f iscal  year ended May 31, 2006 Mrs. Coonfer was paid a total of $9,667 for her services.

The second full-time employee is our manager who also undertakes floor sales, however she has limited exposure to purchasing of inventory, which is presently handled solely by Mrs. Coonfer.  Of the 2 part-time employees, one is Mr. Greg Coonfer, a director and officer of Sun World, and husband of Mrs. Kimberley Coonfer. Mr. Coonfer offers his time as an accountant, without compensation. As a Certified General Accountant in Canada, Greg’s involvement is limited to producing regular monthly and year-end financial statements.

The second part-time employee is a floor sales person.

The officers and directors of Sun World are presently responsible for all planning, developing and operational duties, and will continue to be so throughout the early stages of our growth.

Human resource planning will be part of an ongoing process that will include regular evaluation of operations and revenue realization. It is expected we will require a manager for each new store location, who will then be responsible for the hiring of floor sales people as necessary. It is expected all buying and accounting functions will be centralized for efficiency. Further, the implementation of a point-of-sale system will allow for effective inventory control.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  Sun World uses words such as: anticipate, believe, plan, expect, future, intend and similar expressions, to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Actual results could differ from those anticipated in these forward-looking statements for many reasons, including the risks faced as described in this Risk Factors section and elsewhere in this prospectus.  Factors which may cause the actual results or the actual plan of operations to vary include, among other things, decisions of the board of directors not to pursue a specific course of action based on its re-assessment of the facts or new facts, or changes in general economic conditions and those other factors set out in this prospectus.

Reports to Security Holders

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-KSB.  We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-QSB and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Item 17.  Management’s Discussion and Analysis or Plan of Operation

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the fiscal year ended May 31, 2006 Sun World had income from operations of $10,460 as compared to income from operations of $1,704 for fiscal year 2005. Fiscal 2006 income included an increase in gross revenues after costs of sales to $138,234 from $95,114 (2005).  The increase in revenues can be attributed to increased product sales as a result of increased consumer traffic in the store, a more diverse range of products and price ranges for these products and seasonal promotions and sales to assist with clearing old inventory prior to receipt of new product shipments.  Increased sales can also be directly linked to economic growth in the city of Calgary due to the increased prices of oil and gas, which commodities provide a major source of income for many Calgarians.  Administrative expenses increased by 15% to $71,722 (2006) as compared to $62,399 (2005) as a result of an increase in corporate travel expenses and store supplies to meet the increased consumer volume and increased utility costs .. Salaries and wages increased to $38,637 from $ 28,094 (2005) as a direct result of increased store traffic and a requirement to hire additional part time staff. The net gain for the  fiscal year 2006 was $487 as compared to a net loss of $7,484 (2005). ..  The loss for 2005 can be attributed to increased operational expenses, including an interest expense in the amount of $9,188 accrued for certain long term debt.  The gain for 2006 can be attributed to increased sales from $179,241 (2005) to $240,380 (2006) a portion of which was offset by increased professional fees to $17,234 (2006) compared to $2,810 (2005) and increased salaries and wages to $38,637 (2006) compared to $28, 094 (2005).  The increased professional fees relate to the costs of legal and accounting for this offering and the increased salaries and wages relate to the requirement for additional staff.

For the three month periods ended August 31, 2006 and 2005 Sun World had income from operations of $20,487 as compared to income from operations of $7,618 for the three months ended August 31, 2005. August 2006 income included an increase in gross revenues after costs of sales to $49,494 (2006) from $33,933 (2005).  The increase in revenues can be attributed to increased product sales as a result of increased consumer traffic in the store, a more diverse range of products and price ranges for these products and seasonal promotions and sales to assist with clearing old inventory prior to receipt of new product shipments.  Increased sales can also be directly linked to economic growth in the city of Calgary due to the increased prices of oil and gas, which commodities provide a major source of income for many Calgarians.  Administrative expenses were slightly decreased to $16,938 (2006) from $17,693 (2005).  Salaries and wages increased to $10,984 (2006) from $7,681 (2005) as a direct result of increased store traffic and a requirement to hire additional part time staff, as well as extended store hours. The net gain for the three month period ended August 31, 2006 was $17,644 as compared to a gain of $5,204 (2005).  The gain for 2006 can be solely attributed to increased sales from $55,048 (2005) to $77,598 (2006).

The continuing trend of increase d revenues over the respective periods ended May 31, 2006 and August 31, 2006 can be attributed to increased product sales as a result of continuing growth in consumer traffic in the store, a more diverse range of products and price ranges with respect to products and seasonal promotions and sales to assist with clearing old inventory prior to receipt of new product shipments.  To meet this increase in demand, Tiempo increased its inventory and attended additional trade shows to source unique products which further helped to increase sales.  The continuing economic growth in the city of Calgary as a result of continually increasing prices of oil and gas also continued to support sales growth.

For May 31, 2006 we applied an exchange rate of 0.908 to balance sheet items and 0.852 to income statement items. For August 31, 2006 we applied an exchange rate of 0.905 to balance sheet items and 0.892 to income statement items.

Product sales vary over the reporting periods as a result of various factors including, increases and decreases in inventory, acquisition of new and diverse products and novel product styles, varying promotions and clearances sales in any given period, and seasonal product sales increases including spring and fall clearances and increased sales for holiday events such as Christmas, Valentines day, and Mothers day. Terms for promotions vary by season and sales event by for sales generally include a discount to retain product price of between 10% and 50% depending on the aging of inventory, with inventory over 180 days being priced at a 50% discount in most cases.

Gross margin changes occur predominantly as a result of fluctuating inventory costs, the particular variety of inventory at any given point in time, and associated costs of goods sold.  Tiempo maintains inventory over the various quarterly and annual periods which consists of a variety of different items imported from outside the country where we operate and such inventory is subject to differing wholesale costs due to labor changes, the specific nature of the inventory selected in a given period or as a result of foreign exchange fluctuation in the country of manufacture.  Additionally, associated costs of obtaining the inventory may fluctuate over the given period(s) as a result of changes to freight and shipping costs which are impacted by an increase in the costs of fuel.  This further contributes to changes to gross margin.

Interest expense on long term debt was accrued for the respective fiscal years totaled $9,973 to May 31, 2006 as compared to $9,188 to May 31, 2005.  The increase to interest expense accrued was a direct result of a larger principal balance on loans payable at May 2006 as compared to May 2005.  Interest expense on long term debt was accrued over the respective three month periods ended August 31, 2006 and 2005, and totaled $2,843 (2006) and $2,413 (2005).  The increase to interest expense accrued can again be attributed to a larger principal loan balance at August 31, 2006 as compared to August 31, 2005.

It is our intent to raise the funds under this prospectus to retire certain debt in Tiempo and to expand the operations of Tiempo by opening initially one additional location in Calgary and then other locations throughout Canada and the United States of America.  As of the date of this prospectus, Tiempo generates sufficient revenues to meet all of its operating expenses however, it does not generate sufficient revenues to execute our business plan and we will be required to raise the funds under this prospectus in order to execute our proposed expansion plan.  We will only have sufficient funds to open one additional location in Calgary from the funds raised under this prospectus.  To execute our further expansion plans we will need to either secure loans, raise additional funds through equity offerings or generate sufficient profitability in our two locations to use those funds for expansion.

Trends

Foreign currency adjustments may impact on our financial reports.  Tiempo buys its products in Mexican pesos and United States dollars but undertakes it operations in Canada. Our financial reporting for Sun World and Tiempo is in United States dollars.   Foreign currency adjustments are impacted by the relative ratio of the Canadian dollar to the Mexican peso as well as by the relative ratio of the United States dollar to the Canadian dollar. The recent trend over the periods covered by the financial statements included in this prospectus reflects a strengthening of the Canadian dollar as compared to both the Mexican peso and the United Stated dollar.  These effects of currency fluctuation will continue to impact on our financial statements.  We do not presently undertake any actions to hedge currency fluctuations.

 Sun World is not aware of any other trends, events or uncertainties that have or are reasonably likely to have a material impact on our short term or long term liquidity.

Liquidity and Capital Resources

Summary of Working Capital and Stockholders' Equity

As of May 31, 2006, the Company had working capital of $77,592 and Stockholders' Deficit of $ 101,421 compared with working capital of $58,381 and Stockholders' Deficit of $ 90,165 as of May 31, 2005. The Company’s working capital has increased primarily as a result of an increase in cash to $23,565 (2006) from $19,541 (2005) and an increase in inventory to $71,195 (2006) from $43,518 (2005) , offset by an increase to current liabilities, in particular an increase to accounts payable and accrued liabilities from $8,574 (2005) to $19,671 (2006), over the respect periods .. Stockholders' Deficiency increased from $90,166 (2005) to $101,421 (2006) as a result of the effects of exchange rate changes over the respective periods.   Shareholder loans increased as a result of cash contributions to the loan account.  Loans payable to related parties increased as a result of both cash contributions and the accrual of annual interest obligations.

As of August 31, 2006, the Company had working capital of $95,173 and a Stockholders’ Deficit of $83,227 compared with working capital of $58,623 and a Stockholders’ Deficit of $90,050 as of August 31, 2005. The Company’s working capital increased predominantly as a result of an increase to cash from $9,945 (2005) to $35,177 (2006), an increase in inventory from $43,241 (2005) to $64,853 (2006) and an increase in prepaid expenses from $13,769 (2005) to $23,573 (2006), offset by an increase in current liabilities, and in particular an increase to accounts payable and accrued liabilities from $5,248 (2005) to $19,987 (2006).  Stockholders’ Deficiency was reduced from $90,050 (2005) to $83,227 (2006) predominantly as a result of increased net income over the respective periods.

Liquidity

The Company anticipates it may require approximately $325,000 over the next twelve months to implement its existing business plan.   The Company may require additional funds over the next three years to assist in realizing its goals should it not achieve anticipated bench marks over the 2007, 2008 and 2009 fiscal years.  The amount and timing of additional funds required can not be definitively stated as at the date of this prospectus and will be dependent on a variety of factors.   As of the filing of this prospectus, the Company has been successful in paying its operating costs from existing revenue and shareholder loans. The Company anticipates revenues generated from its retail sales and the funds raised under this offering will greatly reduce the requirement for additional funding; however, we can not be certain the Company will be successful in achieving revenues from those operations. Furthermore the Company cannot be certain that we will be able to raise any additional capital to fund our ongoing operations or that the Company will raise any funds under this offering.

The Company’s wholly owned subsidiary Tiempo, has to date raised its capital by way of debt financing with related parties or bank loans which have required guarantees from related parties.  Tiempo has not been successful in negotiating any loans with any outside funders or with banks due to the fact that it has not achieved any substantive profitability to date.  Further, private equity sources, friends and family who have been approached for funding are concerned about the lack of liquidity in a private equity investment but have expressed interest in participating in a public offering which, while it may not provide a return on investment or a profit, will at least provide some form of liquidity to the investor.  Management therefore determined to raise the funds through a prospectus offering.

The Company presently has sufficient capital generated from products sales, net of costs of goods sold, in order to meet current requirements.  This net sales revenue provides the Company funds to maintain its current level of operations.  A review of the financial statements over the past 12 months shows that the Company has sufficient cash flow from product sales to meet all operational expenses prior to the accrual of interest payable on certain long term debt.    Additionally, a review of the financial performance of the Company over the past 24 months indicates the Company is experiencing growth in period over period product sales and that the growth has been able to cover any increases in operational expenses.  The Company anticipates that this trend will continue over the long term as management continues to refine its business model to maximize inventory turnaround and consumer traffic.  Should the Company be unsuccessful in completing the proposed offering, management will continue to operate the business on a budget which considers available net revenues from product sales when incurring other operating expenses.

The Company believes that it has sufficient capital to maintain its current operations should this offering not be successful.  Tiempo has been in business at its current location for several years during periods of both weak and strong economies and has continued to operate.  The retail environment in the city of Calgary at this time is extremely strong and the city is experiencing a housing boom during the past 24 months, for the most part due to the increased price of oil and gas which has generated job creation and an influx of new development to accommodate the new residents.  There is no foreseeable downturn predicted over the next several months and Tiempo expects that its sales will continue to at least meet its historical performance which would mean that Tiempo could continue to operate in the short term. One factor which could impact on the liquidity of Tiempo is the lease of its retail space.  The present lease expires in July 2008 and no additional option to continue with the lease beyond this period has been negoatiated at the time of the filing of this registration statement  While management believes it will be able to negotiate a furth option to renew there can be no assurance of the rate that might be negotiated.  With the demand for real estate and considering that the present location is prime retail space, the landlord could increase the rent substantially which would impact on profitability or could force Tiempo to relocate to less desirable space elsewhere in the city.

 For the long term, Tiempo expects that it will be able to continue to operate based on its historical operations.  However, with the opening of a second location, should the funds be raised under this offering, Tiempo will be required to increase its overhead and will enter into contracts, such as a lease agreement for the second location and will be required to retain additional staff.  Should there be an economic downturn over the next two years then Tiempo may experience financial difficulties due to these increased commitments.  However, management has no reason to believe at this time that it could not sustain an economic downturn.

Sources of Working Capital

During the fiscal year ended May 31, 2006 the Company's primary sources of working capital have come from net proceeds generated from the sale of in-store merchandise, as well as certain shareholder and related party loans as follows:

*

$ 5,000 in the form of loans from related parties; and,

*

$2,840 in the form of loans from shareholders ..

During the three month period ended August 31, 2006 the Company's primary sources of working capital have come from net proceeds generated from the sale of in-store merchandise.

Material Commitments for Capital Expenditures

None.

Plan of Operation

Milestones

When we have raised a minimum of $81,250 or 25% of the offering, Sun World will immediately begin the process of securing a second prime retail location in Calgary, Alberta , Canada. We expect that it will take us two to three months to identify a suitable location, negotiate lease rates and commence leasehold improvements. This store shall serve as the expansion template, with a documented process for additional executions in the future.

We would proceed to expend funds for inventory and to purchase a Point of Sale Inventory System.   Sun World intends to design and build a website.  The website will provide basic information about our stores. It will give us exposure to the general marketplace. The website will have the facility for prospective customers to contact us with questions and inquiries, but will not be designed to process orders at this time. Initially, we anticipate the website development will cost approximately $1,000.  Our website should be under construction within two months after the closing of this offering.

We are presently evaluating certain potential domain names, all of which contain the word ‘Tiempo’.  After a decision has been made regarding a domain name, registration of our website domain name will be implemented.  Web server space will be contracted from a local Internet Service Provider (ISP), which has not yet been chosen.

During the second and third month, Mrs. Coonfer plans to have finalized a location for our second store in Calgary and to be planning the opening of the store.  The ability to open within three months will be dependent on the availability of contractors for leasehold improvements. Due to the real estate boom presently in the city of Calgary, we cannot be assured that we will be able to find a contractor readily available to undertake the work required within this three month period..  During months five through eight, she may possibly determine an Edmonton, AB, Canada location.

Concurrently with retail location determination, Mrs. Coonfer will begin the search for managers with retail experience for each of the locations. These managers will then participate in product buying trips, giving them perceived ownership of their respective stores. These managers will be provided with profit-sharing to ensure loyalty and commitment.

Expenditures

The following chart provides an overview of our budgeted expenditures, by significant area of activity, for Sun World to continue operations and to effect our business plan.  The centre column, totaling $81,250, is the minimum funds required for us to continue our expansion if we are only able to raise some funds from this offering.  The right column, totaling $325,000 will allow us to effect our total business plan.

	Minimum funds required	Maximum funds received

Expenses

Costs of the Offering

Payment of Outstanding Loans

Point of Sale Inventory System

Legal and Accounting

Marketing and Promotion

Inventory

Lease and Leasehold Improvements

Warehouse

Travel and Accommodation

Website Development

Consulting

Working Capital

	35,000 0 5,000 20,000 1,000 15,000 2,500 0 0 1,000 0 1,750	35,000 145,671 5,000 20,000 15,000 50,000 15,000 5,000 7,000 3,000 3,000 21,329
Total	$81,250	$325,000

The above expenditure items are defined as follows:

Offering Costs:  This expenditure item refers to the costs of this offering, including, legal, accounting and transfer agent fees and the costs of any fees related to the compliance with any state securities laws.

Payment of Outstanding Loans:  This expenditure item is for the payment of the outstanding loan which will reduce interest costs annually. The balance of the loan as at September 30 , 2006 is $145,671, which amount we expect to retire in full from the proceeds of this offering. ..

Point of Sale Inventory System: As control of inventory is deemed extremely important, especially with multiple stores, we anticipate implementing a user-friendly, effective point of sale system. This expense covers the cost of such a system.

Warehouse:  This expenditure item refers to the costs of establishing a warehouse to better maintain inventory for our retail outlets.

Legal and Accounting:  This expenditure item refers to the normal legal and accounting costs associated with maintaining a publicly traded company. It will also cover the cost of preparation of appropriate agreements and documents.  We expect to be making these expenditures throughout the year, commencing on the effective date of this registration.

Marketing and Promotion: This item refers to the cost of a basic marketing campaign and the provision of product information to our potential customers.  It includes direct marketing, advertisements in community papers, displays at home shows, and participation in local community events.  This expense includes these costs over the twelve-month period after the effective date of this offering.

Inventory:  With more stores, we must increase the level of our buying. It is anticipated that start-up inventory per store will cost roughly $15,000 for minimal inventory levels to be maintained.

Lease and Leasehold Improvements:  This expenditure includes the costs of leasing a second location and the costs of leasehold improvements.

Travel and Accommodations:  This expenditure includes all travel costs incurred in sourcing products, but also in searching-out retail locations as we expand.

Consulting:  This expense refers to the cost of consulting with industry experts.  It will include the cost of technical support, marketing support, or retail support. We expect to be making these expenditures throughout the year, commencing on the effective date of this registration

Working Capital:  This item  refers general working capital to be used for any costs that have not been otherwise listed.  This amount will cover such costs during the first year of operation.

We are confident we can meet our financial obligations and pursue our plan of operations if we can raise the amount of funding as contemplated by this offering.

Off Balance Sheet Arrangements

None.

Item 18. Description of Property

Sun World does not own any real property.

We do not have any investments or interests in any real estate.  Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

Tiempo currently has a lease for our one store location in Calgary, AB, Canada. The terms of the lease are as follows:

The space is 2984 sq. ft., with a 3-year lease expiring July 31, 2008, at CDN $ 18. 02 per sq. ft., including goods and services taxes  (approximately US$16.08 per sq. ft.), exclusive of goods and services taxes of 6%.  On July 14, 2006 we elected to renew pursuant to a 2-year option on the lease.  These was no increase in rent from our previous lease which expired on July 31, 2006.

Item 19. Certain Relationships and Related Transactions

Other than the stock transactions discussed below, Sun World has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of Sun World or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On May 31, 2005, we issued from treasury a total of 5,000,000 shares to Mrs. Kimberley Coonfer, an officer and a member of our board of directors, as to 3,750,000 shares and Caribbean Overseas Investments Ltd., a company controlled by Mr. Clifford Larry Winsor, who is Mrs. Coonfer’s step-father, as to 1,250,000 shares.  This share issuance was made pursuant to a share exchange agreement between Sun World and Tiempo dated May 31, 2005 whereby Sun World acquired all of the issued and outstanding shares of Tiempo in exchange for 5,000,000 common shares issued to Mrs. Coonfer and Caribbean Overseas Investments Ltd.

At the time of the share exchange agreement, both Sun World and Tiempo were related parties due to the fact that Mrs. Coonfer was a director and officer of Sun World and also a director and officer of Tiempo.

Loans payable as at the three month period ended August 31, 2006 includes an amount of $ 150,821 from a shareholder of the Company bearing interest at a rate of 8% per annum, with no payments required until maturity.  The loan matures on May 31, 2008 at which time all accrued interest and the principal sum of the loan become immediately due and payable. The loan may be retired in full at any time without penalty.  This loan is from Caribbean Overseas Investments Ltd., a company controlled by Clifford Larry Winsor, the step father of Kimberley Coonfer.

The current balance of this loan as of September 30 , 2006 is $ 145,671. ..

There are no promoters being used in relation to this offering, except for our officers and directors who will be selling the securities offered by Sun World and who may be deemed to be promoters under Rule 405 of Regulation C promulgated by the Securities and Exchange Commission under the Securities Act of 1933.  No person who may, in the future, be considered a promoter of this offering, will receive or expect to receive assets, services or other considerations from us.  No assets will be, nor are expected to be, acquired from any promoter on behalf of our company.  We have not entered into any agreements that require disclosure to our shareholders.

Item 20. Market for Common Equity and Related Stockholder Matters

Market Information

Currently there is no public trading market for our stock, and we have not applied to have Sun World’s common stock listed.  We intend to apply to have our common stock quoted on the OTC Bulletin Board.  No trading symbol has yet been assigned.

Rules Governing Low-Price Stocks that May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system.  Upon the registration statement in which this prospectus is included becoming effective, we will apply for quotation of our common stock on the NASD's OTC/BB.

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  Sun World’s common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders

As of the filing of this prospectus, we have four (4)  shareholders of record of  Sun World’s common stock.

Rule 144 Shares.

Sun World currently has a total of 5,500,000 shares of common stock issued and outstanding, all of which are held by our affiliates and are restricted from resale. A total of 500,000 would be currently available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act if (a) Sun World had been subject to the reporting requirements of section 13 of the Securities Exchange Act of 1934 for a period of at least 90 days and has filed all reports required to be filed thereunder; and (b) Sun World’s stock could be sold or traded on a public market, which it currently is not. Sun World intends to file a Form 8-A registration statement following completion of the offering of the shares contemplated by this prospectus which will make Sun World subject to the reporting requirement of section 13 of the Securities Exchange Act of 1934 and thereafter file all periodic reports required thereunder. Sun World also intends to have an application filed on its behalf to have its stock approved for quotation on the Over-the-Counter/Bulletin Board following completion of this offering. If that were to be accomplished, then such 5,500,000 shares would then be available for resale under Rule 144. Under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of Sun World common stock then outstanding which, in this case, will equal approximately 55,000 shares as of the date of this prospectus; or the average weekly trading volume of Sun World’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Sun World. Under Rule 144(k), a person who is not one of Sun World’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are Sun World’s affiliates hold all of the 5,500,000 shares which may be sold as of the date of this prospectus, pursuant to Rule 144.

Dividends.

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit the ability of Sun World to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend: Sun World would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Difficulty To Resell Sun World Stock, As The Company Has No Expectations To Pay Cash Dividends In The Near Future

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors.  We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business.  To date, we have not paid cash dividends on our common stock.  This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

Item 21. Executive Compensation

COMPENSATION

The following table sets forth the compensation paid to members of our management group for the last fiscal year.  No executive officer of Sun World or its wholly owned subsidiary earned a salary and bonus for such fiscal year in excess of USD$100,000.

	Annualized Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Securities Under Options to be Granted (#)	Long Term Incentive Plan Payouts	All other Compensation

Kimberley Coonfer(1) President & Director	2006	9,667	-	-	-	-

Kimberley Coonfer(1) President & Director	2005	7,585	-	-	-	-

Greg Coonfer Chief Financial Officer & Director	2006	-	-	-	-	-

Greg Coonfer Chief Financial Officer & Director	2005	-	-	-	-	-

Shawn Thorburn Secretary & Director	2006	-	-	-	-	-

Shawn Thorburn Secretary & Director	2005	-	-	-	-	-

(1)  This compensation was paid to Mrs. Coonfer by the Company’s wholly owned subsidiary, Tiempo. Mrs. Coonfer has historically only drawn salary as funds have been available.   We do not have any formal written employment agreement with Mrs. Coonfer.

Compensation of Directors

No directors receive any form of compensation in their capacity as directors of Sun World.

Item 22. Financial Statements

The unaudited financial statements for the three month period ended August 31, 2006 and the audited financial statements of Sun World for the fiscal years May 31, 2006 and May 31, 2005 appear on pages F-1 through F-17.

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosures

Not applicable

Sun World Partners, Inc.

Audited Consolidated Financial Statements

For the Years Ended May 31, 2006 and 2005

Sun World Partners, Inc.

Consolidated Financial Statements

For the Years Ended May 31, 2006 and 2005

Contents

Report of Independent Registered Public Accounting Firm

F-3

Consolidated Financial Statements

Consolidated Balance Sheets

F-4

Consolidated Statements of Operations and Deficit

F-5

Consolidated Statements of Cash Flows

F-6

Consolidated Statement of Stockholders’ Deficit

F-7

Notes to Financial Statements

F-8 to F-11

Child, Van Wagoner & Bradshaw, PLLC

A PROFESSIONAL LIMITED LIABILITY COMPANY OF CERTIFIED PUBLIC ACCOUNTANTS

1284 W. Flint Meadow Dr., Suite D, Kaysville, UT 84037

PHONE: (801) 927-1337 FAX: (801) 927-1344

5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107

PHONE: (801) 281-4700 FAX: (801) 281-4701

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Sun World Partners, Inc.

We have audited the consolidated balance sheets of Sun World Partners, Inc. (the Company) as of May 31, 2006 and 2005, and the related consolidated statements of operations and deficit, changes in stockholders’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended,  in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

September 18, 2006

Salt Lake City, Utah

SUN WORLD PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

May 31, 2006 and 2005

ASSETS	2006	2005

Current
Cash	$ 23,565	$ 19,541
Accounts receivable	-	1,130
Inventory	71,195	43,518
Prepaid Expenses	9,082	5,931

Total Current Assets	103,842	70,120

Equipment (net of depreciation $179 in 2006 and $157 in 2005)	42	64
Leasehold improvements (net of amortization of $1,146 in 2006 and $999 in 2005)	327	474

	$ 104,211	$ 70,658

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 19,671	$ 8,574
Customer layaway deposits	1,549	-
Gift certificates payable	2,772	1,050
GST payable	2,258	2,115

Total Current Liabilities	26,250	11,739

Shareholder loans	30,950	24,652
Loan payable – related	148,432	124,433

	205,632	160,824

SHAREHOLDERS’ DEFICIENCY
Share capital; 75,000,000 shares authorized; 5,500,000 shares issued and outstanding	5,500	5,500
Additional p aid in capital	(4,999)	(4,999)
Accumulated deficit	(83,139)	(83,626)
Accumulated other comprehensive income	(18,783)	(7,041)

	(101,421)	(90,166)

	$ 104,211	$ 70,658

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

for the years ended May 31, 2006 and 2005

	2006	2005

Revenues
Sales (net of returns)	$ 240,380	$ 179,241
Costs of goods sold	102,146	84,127
	138,234	95,114

Expenses
Depreciation and amortization	181	107
Administrative expenses	71,722	62,399
Professional fees	17,234	2,810
Salaries and wages	38,637	28,094
	127,774	93,410

Income from operations	10,460	1,704

Interest expense	(9,973)	(9,188)

Provision for income taxes	-	-

Net Income (Loss)	$ 487	$ (7,484)

Net Income (Loss) per Common Share	$ (0.00)	$ (0.00)

Weighted Average Number of Common Shares Used in Calculation	5,500,000	5,000,000

Other comprehensive income
Net Income (Loss)	$ 487	$ (7,484)
Foreign Currency Translation adjustment	(11,742)	(7,342)

Total other comprehensive income	$ (11,255)	$ (14,826)

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended May 31, 2006 and 2005

	2006	2005

Cash flow from operating activities
Net income (loss)	$ 487	$ (7,484)
Write down bad debts	-	508
Accrued interest on related party loans	9,973	9,188
Depreciation and amortization	181	169

Adjustments to reconcile net income (loss) to net cash used in operating activities :
Inventory	(27,677)	(18,345)
Accounts receivable	1,130	402
Prepaid expenses and deposits	(3,150)	(525)
Accounts payable and accrued liabilities	14,367	4,342
Refundable tax credits	143	217
Cash flow used in operations	$ (4,546)	$ (11 ,528) ,

Cash flow from financing activities
Loans received from related parties	7,840	17,968
Repayments to loans from related parties	(9,078)	-
	(1,238)	17,968

Effect s of exchange rate changes on cash	$ 9,808	$ 3,416

Increase in cash position	$ 4,024	$ 9,856

Cash position at beginning of year	$ 19,541	$ 9,685

Cash position at end of year	$ 23,565	$ 19,541

Supplemental disclosure of non cash transactions:
Shares issued to acquire Tiempo de Mexico	$ -	$ 500

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$ -	$ -

Income taxes	$ -	$ -

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

for the years ended May 31, 2006 and 2005

	Common Stock
	Shares	Amount	Additional paid in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total Shareholders’ Deficit

Balance at May 31, 2003	500,000	$ 500	$ -	$ (64,271)	$ —	$ (63, 771 )
Net loss for the year	—	—	—	(11,871)	—	(11,871)
Foreign currency translation	—	—	—	—	302	302
Balance at May 31, 2004	500,000	500	-	(76,142)	302	(75,340)

Net loss for the year	—	—	—	(7,484)	—	(7,484)
Shares issued for acquisition	5,000,000	5,000	(4,999)	—	—	1
Foreign currency translation	—	—	—	—	(7, 343 )	(7, 343 )
Balance May 31, 2005	5,500,000	5,500	(4, 999 )	(83,626)	(7,041)	(90,166)
Net gain for the year	—	—	—	487	—	487
Foreign currency translation	—	—	—	—	(11,742)	(11,742)
Balance May 31, 2006	5,500,000	$ 5,500	$ (4,999)	$ (83,139)	$ (18,783)	$ (101,421)

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS, INC.

NOTES TO THE FINANCIAL STATEMENTS

May 31, 2006 and 2005

Note 1- Summary of Significant Accounting Policies

This summary of significant accounting policies of Sun World Partners, Inc. (the “Company”) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements, which are stated in U.S. Dollars.

Organization

Sun World Partners , Inc. (the Company) was incorporated on April 3, 2000 in the State of Nevada. On March 31, 2005, concurrent with his appointment to the Board of Directors, Greg Coonfer acquired 490,000 shares of the total 500,000 shares issued at the time which was a 98% controlling interest in the Company.  Mr. Coonfer’s wife, Kimberley Coonfer, was also appointed to the Board of Directors of the Company on March 31, 2005. On May 31, 2005 the Company acquired all of the outstanding stock of Tiempo de Mexico Ltd. (“Tiempo”) in exchange for 5,000,000 shares of the common stock of the Company with a par value of $0.001. The Company had no operations prior to the date of the aforementioned acquisition. At the time of the acquisition, Mrs. Coonfer held a 75% controlling interest in Tiempo and is also an officer and director. Due to the fact that Mr. and Mrs. Coonfer are respectively the controlling shareholders of each of the entities involved in the transaction, we have accounted for this transaction as a merger of entities under common control, similar to a pooling of interests. After the acquisition of Tiempo by the Company, Mr. and Mrs. Coonfer collectively control 77% of the Company, with a further 22.8% held by a Company controlled by Mrs. Coonfer’s step-father and the remaining 0.002% held by an arms length third party. The consolidated results of operations are primarily those of Tiempo.

Tiempo was incorporated on May 5, 1996 under the laws of the Province of Alberta.

Nature and Continuance of Operations

The Company presently has no ongoing operations save the management of its subsidiary, Tiempo. Tiempo operates in the retail merchandise industry operating one retail location in Calgary, Alberta where it sells a variety of Central American furniture, pottery and associated goods.

Use of Estimates in the preparation of the financial statements

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Depreciation and amortization

Depreciation and amortization have been provided in amounts sufficient to relate the costs of depreciable assets to operations over their estimated useful lives.  Equipment is depreciated at a rate of 10% per annum and leasehold improvements are depreciated at a rate of 8% per annum.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

SUN WORLD PARTNERS, INC.

NOTES TO THE FINANCIAL STATEMENTS

May 31, 2006 and 2005

Currency

The functional currency of the Company is the Canadian dollar. Assets and liabilities in the accompanying financial statements are translated to United States dollars at current exchange rates and income statement accounts are translated at the average rates prevailing during the period. Related translation adjustments are reported as other comprehensive income (loss), a component of stockholders’ equity.

Gain (Loss) Per Share

Gain (loss) per share of common stock is computed by dividing the net loss by the weighted average number of common shares outstanding during the year.  Fully diluted earnings per share are not presented because they are anti-dilutive.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 107 (“SFAS 107”), Disclosure About Fair Value of Financial Instruments. SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company’s cash and cash equivalents, accounts receivable, prepaid expenses and other current expenses, and the current portions of notes payable approximate their estimated fair values due to their short-term maturities.

Inventory

The Company periodically analyzes its inventory for potential impairment, assessing the appropriateness of turnover rates and recoverability of costs based on sales cycles and standard holding time for each item.  Inventory is recorded at cost and is reconciled annually at the close of each fiscal year.

Income taxes

The Company is subject to Canadian income taxes.

Income taxes are accounted for under the asset and liability method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

At May 31, 2006, the Company has net operating loss carry forwards totaling approximately $83,000. The carry forwards begin to expire in fiscal year 2007. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

SUN WORLD PARTNERS, INC.

NOTES TO THE FINANCIAL STATEMENTS

May 31, 2006 and 2005

Goods and Services tax payable

The goods and services tax payable as reflected on the financial statements as a current liability is a tax required by the Federal government of Canada to be charged on all goods and services sold and to be remitted either monthly, quarterly or annually to the government.  The tax is presently charged at 6% (7% up to June 1 , 2006 ).  The Company is allowed to offset goods and services tax paid against goods and services tax remitted.  The amounts on these financial statements reflects the goods and services taxes owing net of any goods and services taxes paid for purchases.  There is no sales tax collectible or payable in the Province of Alberta where the Company presently operates.

Other

The Company has selected May 31 as its year-end.

The Company paid no dividends in 2006 or 2005.

Note 2 – Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and have been retroactively restated to include the historical operations of Tiempo, due to an exchange of equity interests consummated on May 31, 2005.  For accounting purposes, the exchange was treated as a merger of entities under common control similar to a pooling of interests. All necessary inter-company transactions and balances have been eliminated in consolidation, and all necessary adjustments have been made to present the consolidated financial statements in accordance with US GAAP.  The accompanying consolidated financial statements include the accounts of the Company after the acquisition and Tiempo since its inception. Tiempo is the Company’s only subsidiary at May 31, 2006.

Note 3 – Merger of entities under common control

On May 31, 2005, shareholders of Tiempo acquired a controlling interest in the Company as a result of a share exchange agreement between the Company and Tiempo whereby the Company issued the shareholders of Tiempo a total of 5,000,000 shares of its common stock with a par value of $0.001 for 100% of the issued shares of Tiempo. Consequently, these financial statements reflect the accounts and operations of Tiempo, with the adopted capital structure of the Company retroactively restated.

Note 4 – Amounts due to shareholders

Amounts due to shareholders reflect a loan from an officer and director of the Company in the form of an operating line of credit (“LOC”) which carries a variable interest rate based on the Manulife Bank of Canada “Manulife One” base rate, requiring monthly payments of interest only.  As at May 31, 2006 the LOC carried a balance of $30,950 with a rate of interest of 4.25%.

Note 5 -Loans Payable (related)

Loans payable as at the year ended May 31, 2006 includes an amount of $148,432 from a shareholder of the Company bearing interest at a rate of 8% per annum, with no payments required until maturity.  The loan matures on May 31, 2008 at which time all accrued interest and the principal sum of the loan become immediately due and payable.  The loan may be retired in full at any time without penalty.

SUN WORLD PARTNERS, INC.

NOTES TO THE FINANCIAL STATEMENTS

May 31, 2006 and 2005

Note 6 – Related Party Transactions

During the year ended May 31, 2006 an officer and director of the Company received $9,667 for services rendered.

Note 7 – Commitments

(i)

The Company entered into a three year lease agreement on August 1, 2003 for a total of 2,984 square feet at $15.44 per square foot (CDN$17.00), exclusive of goods and services tax of 6%, expiring July 31, 2006.  The lease also provides an option for a two (2) year extension upon expiry, subject to re-negotiation of annual lease payments.  The Company is required to make minimum lease payments over the remaining term of the lease as follows:

2007	$ 46,073
2008	$ 46,073
2009	$ 7,679

(i)

The Company entered into a 60 month lease in February 2004 with respect to a commercial vehicle for the business.  The lease bears interest at a rate of 3.9% per annum and requires monthly payments of $260 (CDN$286) until maturity.

 Note 8 – Other Events and Subsequent Events

(a)

On October 31, 2005 the Company’s shareholders approved a stock split on the basis of 100:1 so that each shareholder received one hundred (100) shares of the Company’s common stock for every one (1) share previously held.  As a result of the stock split the Company’s issued and outstanding share capital increased to 5,500,000 common shares.

(b)

The Company elected to exercise the two (2) year option to extend its lease subsequent to year end.  As a result of the renegotiation, the lease expires on July 31, 2008 with no renewal options.  Rental costs per square foot remain constant at $15.44 (CDN$17.00).

Note 9 – Presentation

Certain items for the fiscal year ended May 31, 2005 have been reclassified to conform with the presentation for the current year.

SUN WORLD PARTNERS INC.

  FINANCIAL STATEMENTS

(Unaudited)

For the three month periods ended August 31, 2006 and 2005

SUN WORLD PARTNERS INC.

CONSOLIDATED BALANCE SHEETS

ASSETS
	August 31, 2006 Unaudited	May 31, 2006 Audited

Current
Cash	$ 35,177	$ 23,565
Accounts receivable	-	-
Inventory	64,853	71,195
Prepaid Expenses	23,573	9,082

	123,603	103,842

Equipment (net of depreciation $163)	36	42
Leasehold improvements (net of amortization of $1,035)	291	327

	$ 123,930	$ 104,211

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 19,987	$ 19,671
Customer layaway deposits	2,349	1,549
Gift certificates payable	3,429	2,772
Goods and Services tax payable	2,665	2,258

	28,430	26,250

Shareholder loans	27,907	30,950
Loan payable – related	150,821	148,432

	$ 207,157	$ 205,632

SHAREHOLDERS’ DEFICIENCY
Authorized share capital of 75,000,000 common shares at $0.001 par value, 5,500,000 issued and outstanding common shares as at August 31, 2006 and May 31, 2006	5,500	5,500
Additional paid in capital	(4,999)	(4,999)
Accumulated Deficit	(64,495)	(83,139)
Accumulated other comprehensive income	(18,233)	(18,783)

	(83,227)	(101,421)

	$ 123,930	$ 104,211

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS INC.

 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

for the three month periods ended August 31

	2006	2005

Revenues
Sales (net of returns)	$ 77,598	$ 55,048
Costs of goods sold	28,104	21,115
Gross profit	49,494	33,933

Expenses
Administrative expenses	16,938	17,693
Professional fees	1,037	898
Depreciation	47	43
Salaries and wages	10,985	7,681
	29,007	26,315

Income (loss) from operations	20,487	7,618

Interest expense	(2,843)	(2,414)

Provision for income taxes	-	-

Net Income	$ 17,644	$ 5,204

Net Income per Common Share	$ 0.00	$ 0.00

Weighted Average Number of Common Shares Used in Calculation	5,500,000	5,500,000

Comprehensive income
Net Income (Loss)	$ 17,644	$ 5,204
Foreign Currency adjustment	550	(5,079)

Total comprehensive income	$ 18,194	$ 125

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the three month periods ended August 31

	2006	2005

Cash Flows from (used in) Operating Activities
Net income (loss)	$ 17,644	$ 5,204
Adjustment for items not involving cash:
Accrued interest	2,843	2,413
Depreciation and amortization	47	43
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Inventory	6,342	276
Accounts payable and other liabilities	1,773	(2,697)
Accounts receivable	-	754
Prepaid expenses and deposits	(14,491)	(7,837)
Refundable tax credits	407	(333)
Cash used in operating activities	14,565	(2,177)

Cash Flow from Financing Activities
Repayments to loans from related parties	(2,937)	(2,611)
Cash from (used in) Financing Activities	(2,937)	(2,611)

Effects of exchange rate changes on cash	(16)	(4,808)

Increase (Decrease) in Cash Position	11,612	(9,596)

Cash position at beginning of year	23,565	19,541

Cash position at end of period	$ 35,177	$ 9,945

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$ -	$ -
Income taxes	$ -	$ -

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS INC.

UNAUDITED STATEMENT OF STOCKHOLDERS’ DEFICIT

August 31, 2006

	Common Stock
	Shares	Amount	Additional Paid in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total Shareholders’ Deficit

Balance at May 31, 2004	500,000	$ 500	—	(76,142)	302	$ (75,340)
Net loss for the year	—	—	—	(7,484)	—	(7,484)
Shares issued for acquisition	5,000,000	5,000	(4,999)	—	—	1
Foreign currency translation	—	—	—	—	(7,343)	(7,343)
Balance May 31, 2005	5,500,000	5,500	(4,999)	(83,626)	(7,041)	(90,166)
Net gain for the year	—	—	—	487	—	487
Foreign currency translation	—	—	—	—	(11,742)	(11,742)
Balance May 31, 2006	5,500,000	$ 5,500	$ (4,999)	$ (83,139)	$ (18,783)	$ (101,421)
Net gain for the period	—	—	—	17,644	—	17,644
Foreign currency translation	—	—	—	—	550	550
Balance August 31, 2006	5,500,000	$ 5,500	$ (4,999)	$ 65,495	$ 18,233	$ (83,227)

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS, INC.

NOTES TO THE FINANCIAL STATEMENTS

For the three month period ended August 31, 2006 and 2005

Note 1- Basis of presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the financial statements for the years ended May 31, 2006 and 2005 of Sun World Partners Inc. (the "Company").

The interim financial statements present the balance sheet, statements of operations, stockholders' equity and cash flows of Sun World Partners. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim financial information is unaudited.  In the opinion of management, all adjustments necessary to present fairly the financial position as of August 31, 2006 and the results of operations, stockholders' equity and cash flows presented herein have been included in the financial statements. All such adjustments are of a normal and recurring nature.  Interim results are not necessarily indicative of results of operations for the full year.

 [OUTSIDE BACK COVER PAGE OF PROSPECTUS]

Dealer Prospectus Delivery Requirements

Until ninety (90) days from the effective date of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the Company’s bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit the directors’ immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify the directors to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Item 25. Other Expenses of Issuance and Distribution

We have, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Attorney Fees	20,000
Audit Fees	7,500
Transfer Agent Fees	2,000
SEC Registration and Blue Sky Registration	5,000
Printing Costs and Miscellaneous Expenses	500
Total	$35,000

Item 26. Recent Sales of Unregistered Securities

We had a total of 500,000 shares of common stock issued prior to the three year period covered in this disclosure.

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on one occasion.

We issued a total of 5,000,000 shares of common stock to acquire all of the issued and outstanding shares of Tiempo on May 31, 2005 to two shareholders, Mrs. Kimberley Coonfer as to 3,750,000 common shares and Caribbean Overseas Investments Ltd. as to 1,250,000 common shares. The securities were issued in reliance on Regulation S. The shares continue to be subject to Rule 144 of the Securities Act of 1933.

We had a total of 5,500,000 shares of common stock issued and outstanding as of May 31, 2005 .

As at May 31, 2006 and August 31, 2006 we had a total of 5,500,000 shares of common stock issued and outstanding.

All shareholders continue to be subject to Rule 144 of the Securities Act of 1933. Sun World qualified for an exemption from registration under Rule 504 in both of these issuances since it is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Act of 1933, is not an investment company, it had a specific business plan at the time it sold the securities, it was not a blank check company, as that term is defined in Rule419(a)(2) of Regulation C or Rule 504 (a)(3) of Regulation D of the Securities Act of 1933. Neither Sun World nor any person acting on its behalf offered or sold any of the securities by any form of general solicitation or general advertising. The securities sold are restricted shares; the purchasers were informed that the securities cannot be resold without the securities being registered under the Securities Act of 1933 or an exemption therefrom. Sun World exercised reasonable care to assure that the purchases were not underwritten within the meaning of section 2(a) (11) of this Act including but not limited to the placement of a restrictive legend on the certificates representing the shares, and the aggregate offering price was less that $1,000,000.

Item 27. Exhibits

Number	Description
3.1	Articles of Incorporation	Incorporated by reference to the Exhibits filed with the Form SB-2 filed with the SEC on March 16, 2006
3.2	Bylaws	Incorporated by reference to the Exhibits filed with the Form SB-2 filed with the SEC on March 16, 2006
5	Opinion re: Legality	Incorporated by reference to the Exhibits filed with the Form SB-2 Amendment No. 2 filed with the SEC on June 23, 2006
8	Subscription Agreement	Incorporated by reference to the Exhibits filed with Amendment No. 1, to the Form SB-2/A filed with the SEC on May 17, 2006
10.1	Share Exchange Agreement between Sun World Partners, Inc. and Tiempo de Mexico Ltd. dated May 31, 2005	Incorporated by reference to the Exhibits filed with the Form SB-2 filed with the SEC on March 16, 2006
10.2	Lease Agreement and Extension Letters between Tiempo de Mexico Ltd. and Condon Properties Ltd.	Incorporated by reference to the Exhibits filed with Amendment No. 1, to the Form SB
10.3	Loan Agreement between Tiempo de Mexico Ltd. and Caribbean Overseas Investments Ltd.	Incorporated by reference to the Exhibits filed with Amendment No. 1, to the Form SB -2 filed with the SEC on March 16, 2006
10.4	Lease Extension dated July 14, 2006 between Tiempo de Mexico Ltd. and Condon Properties Ltd.	Incorporated by reference to the Exhibits filed with Amendment No. 4, to the Form SB-2 filed with the SEC on September 27, 2006
23.1	Consent of Attorney	Incorporated by reference to the Exhibits filed with Amendment No.2, to the Form SB -2 filed with the SEC on June 23, 2006
23.2	Consent of Accountant	Filed herewith

Item 28. Undertakings

Sun World hereby undertakes the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

For determining liability of Sun World under the Securities Act to any purchaser in the initial distribution of the securities, Sun World undertakes that in a primary offering of securities of Sun World pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Sun World will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of Sun World relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of Sun World or used or referred to by Sun World;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about Sun World or its securities provided by or on behalf of Sun World; and

(iv)

Any other communication that is an offer in the offering made by Sun World to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, Sun World has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Sun World will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and Sun World will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) promulgated by the SEC under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on November 6 , 2006.

SUN WORLD PARTNERS, INC.

/s/ Kimberley Coonfer

Kimberley Coonfer

President, Principal Executive Officer

/s/ Greg Coonfer

Greg Coonfer

Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Kimberley Coonfer

November 6 , 2006

Kimberley Coonfer

President, Principal Executive Officer and

Member of the Board of Directors

/s/ Greg Coonfer

November 6, 2006

Greg Coonfer

Chief Financial Officer, Principal Financial Officer, Principal Accounting

Officer and Member of the Board of Directors

/s/ Shawn Thorburn

November 6, 2006

Shawn Thorburn

Secretary and Member of the Board of Directors